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                                                                      EXHIBIT 11

                       GALILEO ELECTRO-OPTICS CORPORATION
                       CALCULATION OF EARNINGS PER SHARE



                                                                                Three Months Ended
                                                                                ------------------

                                                                       Dec. 31, 1994         Dec. 31, 1993
                                                                      -------------------------------------
 Net loss                                                                $(476,000)           $(667,000)

 Average common shares outstanding                                       6,473,654            6,473,654

 Average number of common equivalent shares arising from stock
 options                                                                        --                   --
                                                                      -------------------------------------
 Weighted average common and common
   equivalent shares outstanding                                         6,473,654            6,473,654
                                                                      =====================================
 Net loss per common and common equivalent
   share outstanding                                                         $(.07)               $(.10)
                                                                      =====================================





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